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                                                                    EXHIBIT 99.1
DATE:     April 2, 1997

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Tower Automotive, Inc.
224 Franklin Avenue West                     4508 IDS Center
Minneapolis, Minnesota 55404                 Minneapolis, Minnesota 55402

John Mackay (612) 871-8877                   Scott Rued (612) 342-2310

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE, INC.
ANNOUNCES AGREEMENT TO ACQUIRE
SOCIETA INDUSTRIA MECCANICA E STAMPAGGIO S.P.A.

     MINNEAPOLIS, April 2 - Tower Automotive, Inc. (NYSE: TWR), today announced that it has signed a definitive purchase agreement to acquire Societa Industria Meccanica e Stampaggio S.p.A. (SIMES), headquartered in Turin, Italy. The agreement is subject to regulatory approval and other customary matters. Closing of this acquisition is expected to occur during the second quarter.

     SIMES has manufacturing facilities in Turin, Italy, with annual revenues of approximately $70 million. SIMES designs and manufactures structural parts and assemblies for the automotive market. SIMES' primary customer is Fiat.

     Tower Automotive President and Chief Executive Officer Dugald K. Campbell, said, "The acquisition of SIMES is an important step in establishing our European base. SIMES is ahead of the competition in design skills and supply base management capabilities. Furthermore, SIMES has an excellent management team with which to grow our European business. The acquisition adds an important new customer relationship with Fiat and will enable us to deliver innovative engineering and quality products to our existing customers in Europe."

     Tower Automotive, Inc. produces a broad range of stamped and welded assemblies for vehicle body structures and suspension systems for the automotive manufacturers, including Ford, Chrysler, General Motors, Honda, Toyota, Nissan, Mazda and now Fiat. Products include body pillars, package trays, control arms, engine cradles and full frame assemblies. The Company has its operating headquarters in Grand Rapids, Michigan and a corporate office in Minneapolis, Minnesota.